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                                                                  Rule 424(b)(3)
                                                                   No. 333-54232


                              SAUL CENTERS, INC.

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     This prospectus supplement (the "Supplement") is part of, and should be read in conjunction with, the prospectus dated January 24, 2001 (the "Prospectus") relating to the Saul Centers, Inc. Dividend Reinvestment and Stock Purchase Plan.

     The changes described in this Supplement will become effective on November 19, 2001. Saul Centers has appointed U.S. Bank, N.A. as its transfer agent and plan administrator. First Chicago Trust Company of New York will no longer be the plan administrator. As a result of this change, the following changes will apply:

     .  The name and contact information of the new Agent is:
          U.S. Bank, N.A.
          1555 N. RiverCenter Dr., Suite 301
          Milwaukee, WI  53212
          (800) 637-7549
          Email:  firstarinvestorservice@firstar.com
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          Web Address:  www.firstarinvestorservice.com
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     .  The Agent will make every effort to process sale orders on the Tuesday or Friday following the day in which instructions are received, provided that the Agent and relevant securities market are open that Tuesday or Friday.

     . The Agent will continue to accept certificates for safekeeping, but will no longer provide insurance coverage on certificates mailed to it for safekeeping. The Agent recommends that participants that elect to send certificates to it for safekeeping send those certificates by insured mail.

     . It is no longer necessary to mail certificates in brown, pre-addressed return envelopes, as the Agent will no longer provide envelopes.

     Information in the Prospectus under the caption "How to Enroll" and "Description of the Plan" and the responses to Questions 4, 7, 19, 20 and 23 under the heading "Description of the Plan" should be read in light of the information contained in this Supplement.

     Please note that U.S. Bank, N.A. contemplates merging with its sister company Firstar Bank, N.A. during the first quarter of 2002. Prior to such time, you may receive some correspondence identifying the Agent as Firstar Bank, N.A. Please be assured that U.S. Bank, N.A. will continue to be the Agent.


November 19, 2001                              Prospectus Dated January 24, 2001